COMCAST CORPORATION

NEWS RELEASE

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Adele Ambrose, AT&T                          John R. Alchin, Comcast
Vice President Public Relations              Senior Vice President and Treasurer
908-221-6900 (office)                        (215) 981-7503
888-602-5420 (pager)

                                             William E. Dordelman, Comcast
Eileen M. Connolly, AT&T                     Vice President, Finance
Director Financial Communications            (215) 981-7550
908-221-6731 (office)
888-602-5417 (pager)                         Marlene S. Dooner, Comcast
                                             Senior Director, Investor Relations
                                             (215) 981-7392


                  AT&T and Comcast Agree To Swap Cable Systems
                    Comcast to Add 2 Million New Subscribers
            Two Companies To Collaborate In Offering Cable Telephony

FOR RELEASE:  TUESDAY, MAY 4, 1999

NEW YORK -- AT&T and Comcast Corporation today announced that they had reached an agreement under which Comcast will be able to increase its cable subscribers by about two million households and the two companies will collaborate in bringing competitive local telephone service to Comcast's customers.

Under the agreement, AT&T and Comcast will exchange various cable systems, resulting in a net addition to Comcast of approximately 750,000 subscribers. The swaps are designed to improve each company's geographic coverage by better clustering its systems. Because Comcast will receive more subscribers than it is contributing in the swaps, it will pay AT&T consideration having a value of approximately $4,500 per added subscriber for a total value of $3.0 to $3.5 billion. The majority of the exchanges are subject to completion of the AT&T/MediaOne merger, as well as to customary closing conditions.

Comcast will also receive an option from AT&T to purchase, over the next three years, additional cable systems with a total of approximately 1.25 million subscribers. The exercise of this option is also contingent on the completion of the AT&T/MediaOne merger. The price for these additional systems is expected to be consideration having a value of approximately $5.7 billion (subject to reduction for any long-term debt and other liabilities of the acquired systems).

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Comcast has also agreed to offer AT&T-branded telephony in all of its markets on an expedited basis, as soon as AT&T has concluded separate telephony agreements with at least two other non-AT&T affiliated multiple system operators. Comcast will be entitled to the most favorable terms AT&T has reached with any of those cable operators.

"These agreements are great news for millions of American families who will now have a choice in local phone service," said AT&T Chairman and CEO C. Michael
Armstrong. "This transaction makes strategic sense for both companies. Geographic clustering enables more effective telephony competition. And AT&T is proud to join with Comcast in bringing AT&T-branded communications services to its customers."

"This is a terrific outcome for Comcast shareholders. Through this transaction, Comcast firmly establishes its leadership role in the industry by becoming the third-largest cable company, with more than 8 million subscribers. While growing significantly in absolute terms, we have strengthened our local and regional presence through additional clustering," said Brian L. Roberts, President of Comcast Corporation. "In addition to these valuable cable assets, this agreement greatly accelerates our entrance into telephony and will enable us to more quickly create and provide important new products to our customers. This is a different outcome than our MediaOne proposal, but it is an elegant win-win result."

The purchase price for the net additional subscribers resulting from the swap transactions can be paid in a number of ways, including in shares of AT&T common stock currently owned or subsequently acquired by Comcast. The value of any AT&T common stock exchanged in these transactions will be set at their average trading price during the 20-trading day period beginning June 6. When Comcast exercises its option to acquire the additional systems serving AT&T cable subscribers, it will compensate AT&T in shares of Comcast Class A Special Common Stock (CMCSK), which will be valued on the same basis, or with other forms of consideration of equivalent value.

Except for any portion of the swap transactions paid in cash or in certain other equity securities, each of these transactions is expected to be concluded on a tax-free basis.

AT&T was advised by Goldman, Sachs & Co., CS First Boston and received legal counsel from Wachtell, Lipton, Rosen & Katz. Comcast was advised by Salomon Smith Barney, Lazard Freres & Co. LLC., and Davis Polk & Wardwell.

AT&T (http://www.ADT.com) is the world's premier provider of voice and data communications, with more than 80 million customers, including businesses, government and consumers. AT&T runs the world's largest, most powerful long-distance network and the largest wireless network in North America. The company is a leading supplier of data and Internet services for businesses and the nation's largest direct Internet service provider to consumers. AT&T also provides local telephone service to a growing number of businesses.

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Comcast  Corporation  (http://www.comcast.com)  is  principally  engaged  in the development, management and operation of broadband cable networks and in the provision of content through principal ownership of QVC, Comcast-Spectacor and Comcast SportsNet, a controlling interest in E! Entertainment Television and through programming investments.

Comcast's Class A Special Common Stock and Class A Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.






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